Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4 of our report dated November 18, 2021, relating to the consolidated financial statements of Gogoro Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche

Taipei, Taiwan

Republic of China

November 18, 2021